Exhibit 10.9A

RINGCENTRAL, INC.

BONUS PLAN

1.Purposes of the Plan. This Bonus Plan (the “Plan”) is intended to increase shareholder value and the success of the Company by motivating Employees to (a) perform to the best of their abilities, and (b) achieve the Company’s objectives.

2.Definitions.

(a)“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

(b)“Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, subject to the Committee’s authority under Section 3(d) to modify the award.

(c)“Board” means the Board of Directors of the Company.

(d)“Bonus Pool” means the pool of funds available for distribution to Participants.  Subject to the terms of the Plan, the Committee establishes the Bonus Pool for each Performance Period.

(e)“Code” means the Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f)“Committee” means the committee appointed by the Board (pursuant to Section 5) to administer the Plan.  Unless and until the Board otherwise determines, the Board’s Compensation Committee will administer the Plan.

(g)“Company” means RingCentral, Inc., or any successor thereto.

(h)“Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

(i)“Employee” means any executive or key employee of the Company or of an Affiliate, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

(j)“Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

(k)“Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Actual Award, as determined by the Committee in its sole discretion.  A Performance Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Committee desires to measure some performance criteria over 12 months and other criteria over 3 months.

(l)“Plan” means this Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.

(m)“Target Award” means the target award, at 100% performance achievement, payable under the Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 3(b).

(n)“Termination of Service” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

3.Selection of Participants and Determination of Awards.

(a)Selection of Participants.  The Committee, in its sole discretion, will select the Employees who will be Participants for any Performance Period.  Participation in the Plan is in the sole discretion of the Committee, on a Performance Period by Performance Period basis.  Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.

(b)Determination of Target Awards.  The Committee, in its sole discretion, will establish a Target Award for each Participant, which generally will be a percentage of a Participant’s average annual base salary for the Performance Period.

(c)Bonus Pool.  Each Performance Period, the Committee, in its sole discretion, will establish a Bonus Pool.  Actual Awards will be paid from the Bonus Pool.

(d)Discretion to Modify Awards.  Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, (i) increase, reduce or eliminate a Participant’s Actual Award, and/or (ii) increase, reduce or eliminate the amount allocated to the Bonus Pool.  The Committee may determine the amount of any increase or reduction on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.

(e)Discretion to Determine Criteria.  Notwithstanding any contrary provision of the Plan, the Committee will, in its sole discretion, determine the performance goals applicable to any Target Award which requirement may include, without limitation, (i) cash flow, (ii) cash position, (ii) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (iii) earnings per share, (iv) net income, (v) net profit, (vi) net sales, (vii) operating cash flow, (xxiv) operating expenses, (xxv) operating income, (xxvi) operating margin, (xxvii) overhead or other expense reduction, (xxviii) product defect measures, (xxix) product release timelines, (xxx) productivity, (xxxi) profit, (xxxii) return on assets, (xxxiii) return on capital, (xxxiv) return on equity, (xxxv) return on investment, (xxxvi) return on sales, (xxxvii) revenue, (xxxviii) revenue growth, (xxxix) sales results, (xl) sales growth, (xli) stock price, (xlii) time to market, (xliii) total stockholder return, (xliv) working capital, and individual objectives such as peer reviews or other subjective or objective criteria.  As determined by the Committee, the performance goals may be based on GAAP or Non-GAAP results and any actual results may be adjusted by the Committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met.  The goals may be on the basis of any factors the Committee determines relevant, and may be on an individual, divisional, business unit or Company-wide basis.  The performance goals may differ from Participant to Participant and from award to award.  The Committee may, in its discretion, determine to set forth the applicable performance goals in writing from time-to-time, which writing shall be attached hereto as Appendix A.  Failure to meet the goals will result in a failure to earn the Target Award, except as provided in Section 3(d).

4.Payment of Awards.

(a)Right to Receive Payment.  Each Actual Award will be paid solely from the general assets of the Company.  Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(b)Timing of Payment.  Payment of each Actual Award shall be made as soon as practicable as determined by the Committee after the end of the Performance Period during which the Actual Award was earned, but in no event later than the fifteenth day of the third month of the Fiscal Year following the date the Participant’s Actual Award is no longer subject to a substantial risk of forfeiture.  Unless otherwise determined by the Committee, a Participant must be employed by the Company or any Affiliate on the last day of the Performance Period to receive a payment under the Plan.

It is the intent that this Plan comply with the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply.

(c)Form of Payment.  Each Actual Award will be paid in cash (or its equivalent) in a single lump sum.

(d)Payment in the Event of Death or Disability.  If a Participant dies or becomes Disabled prior to the payment of an Actual Award earned by him or her prior to death or Disability for a prior Performance Period, the Actual Award will be paid to his or her estate or to the Participant, as the case may be, subject to the Committee’s discretion to reduce or eliminate any Actual Award otherwise payable.

5.Plan Administration.

(a)Committee is the Administrator.  The Plan will be administered by the Committee or, if no Committee has been appointed, the Plan shall be administered by the Board.  The Committee will consist of not less than two (2) members of the Board.  The members of the Committee will be appointed from time to time by, and serve at the pleasure of, the Board.

(b)Committee Authority.  It will be the duty of the Committee to administer the Plan in accordance with the Plan's provisions.  The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which Employees will be granted awards, (ii) prescribe the terms and conditions of awards, (iii) interpret the Plan and the awards, (iv) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (v) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (vi) interpret, amend or revoke any such rules.

(c)Decisions Binding.  All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

(d)Delegation by Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

(e)Indemnification.  Each person who is or will have been a member of the Committee will be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.General Provisions.

(a)Tax Withholding.  The Company will withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).

(b)No Effect on Employment or Service.  Nothing in the Plan will interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without cause.  For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) will not be deemed a Termination of Service.  Employment with the Company and its Affiliates is on an at-will basis only.  The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

(c)Participation.  No Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

(d)Successors.  All obligations of the Company under the Plan, with respect to awards granted hereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(e)Beneficiary Designations.  If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award will be paid in the event of the Participant's death.  Each such designation will revoke all prior designations by the Participant and will be effective only if given in a form and manner acceptable to the Committee.  In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death will be paid to the Participant's estate.

(f)Nontransferability of Awards.  No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6(e).  All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.

7.Amendment, Termination, and Duration.

(a)Amendment, Suspension, or Termination.  The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any Actual Award theretofore earned by such Participant.  No award may be granted during any period of suspension or after termination of the Plan.

(b)Duration of Plan.  The Plan will commence on the date specified herein, and subject to Section 7(a) (regarding the Board's right to amend or terminate the Plan), will remain in effect thereafter.

8.Legal Construction.

(a)Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also will include the feminine; the plural will include the singular and the singular will include the plural.

(b)Severability.  In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

(c)Requirements of Law.  The granting of awards under the Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)Governing Law.  The Plan and all awards will be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

(e)Bonus Plan.  The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.

(f)Captions.  Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

APPENDIX A-2014

To RingCentral, Inc. Bonus Plan

2014 Performance Goals

(Effective as of January 1, 2014)

1.

2014 Performance Period and Performance Goals.  For calendar year 2014, there are four quarterly Performance Periods, ending on March 31, June 30, September 30 and December 31 (each, a “2014 Performance Period”).  For each 2014 Performance Period, there are two equally weighted (50% each) performance goals (each, a “2014 Performance Goal”): Revenue and Operating Margin (each as defined below).   The chart below set forth the Revenue and Operating Margin Performance Goals for each of the 2014 Performance Periods.

2014 Performance Period	Revenue Performance Goal (in millions)	Operating Margin Performance Goal
Q1	$48.6	(18.5%)
Q2	$52.2	(17.1%)
Q3	$57.0	(13.4%)
Q4	$61.8	(10.2%)

   “Revenue” means as to any 2014 Performance Period, the Company’s net revenues generated from third parties, including both services revenues and product revenues as defined in the Company’s  Form 10-K filed for the fiscal year ended December 31, 2013.  Net revenue is defined as gross sales less any pertinent discounts, refunds or other contra-revenue amounts, as presented on the Company’s press releases reporting its quarterly financial results.

   “Operating Margin” means as to any 2014 Performance Period, the Company’s non-GAAP operating income divided by its Revenue.  Non-GAAP operating income means the Company’s Revenues less cost of revenues and operating expenses, excluding the impact of stock-based compensation expense, amortization of acquisition related intangibles, legal settlement related charges and as adjusted for certain acquisitions, as presented on the Company’s press releases reporting its quarterly financial results.  The Operating Margin Performance Goal for each 2014 Performance Period assumes that the Company will have negative Operating Margin in each quarter.

2.

Funding of 2014 Bonus Pool.  Subject to the terms of the Plan, including but not limited to Section 3(d) of the Plan, following the end of each 2014 Performance Period, the Committee will determine the extent to which each of the 2014 Performance Goals are achieved in accordance with the following guidelines.

a.If the Company does not achieve Revenue in a 2014 Performance Period that is equal to at least the lowest amount of Revenue in the range forecast that has been publicly disclosed by the Company for such 2014 Performance Period (“Revenue Floor”), the 2014 Bonus Pool for such 2014 Performance Period will not fund.

b.If the Company does not achieve Operating Margin in a 2014 Performance Period that is equal to at least eighty percent (80%) of the lowest amount of Operating Margin in the range forecast that has been publicly disclosed by the Company for such 2014 Performance Period (“Operating Margin Floor”), the 2014 Bonus Pool for such 2014 Performance Period will not fund.

c.If the Company achieves Revenue that is at least equal to the Revenue Floor and achieves Operating Margin that is at least equal to the Operating Margin Floor, the 2014 Bonus Pool for such 2014 Performance Period will fund as follows with respect to each 2014 Performance Goal during such 2014 Performance Period based on the applicable Percentage Goal Achievement.  The chart below illustrates examples of the funding multiple that will apply to each Performance Goal.

Performance Goal Achievement Revenue (Positive)	2014 Bonus Pool Funding Multiple for Revenue*	Performance Goal Achievement Operating Margin (Negative)	2014 Bonus Pool Funding Multiple for Operating Margin*
80%	.80x	125.0%	.80x
90%	.90x	111.1%	.90x
92%	.92x	108.7%	.92x
94%	.94x	106.4%	.94x
96%	.96x	104.2%	.96x
98%	.98x	102.0%	.98x
100%	1.00x	100.0%	1.00x
102%	1.02x	98.0%	1.02x
104%	1.04x	96.2%	1.04x
106%	1.06x	94.3%	1.06x
108%	1.08x	92.6%	1.08x
110%	1.10x	90.9%	1.10x
112%	1.12x	89.3%	1.12x
114%	1.14x	87.7%	1.14x
116%	1.16x	86.2%	1.16x
118%	1.18x	84.7%	1.18x
120%	1.20x	83.3%	1.20x

* “x” equals the target bonus amount at achievement of 100% of the respective 2014 Performance Goals.  The lowest Funding Multiple for Revenue set forth above assumes that the achievement of the 2014 Performance Goal for Revenue (Positive) is equal to at least the Revenue Floor required to fund the 2014 Bonus Plan, and the lowest Funding Multiple for Operating Margin set forth above assumes that the achievement of the 2014 Performance Goal for Operating Margin (Negative) is equal to at least the Operating Margin Floor required to fund the 2014 Bonus Plan.

Illustration

For example, if the Company achieves its Revenue at 93% (positive) of the 2014 Performance Goal for Revenue and achieves its Operating Margin at 111.1% (negative) of the 2014 Performance Goal for Operating Margin, the 2014 Bonus Pool will fund as to 91.5%, determined as follows:

-	46.5% on achievement of the Revenue 2014 Performance Goal (50% weighted target * .93x)
-	45% on achievement of the Operating Margin 2014 Performance Goal (50% weighted target * .90x)

3.	Annual 2014 Bonus Pool

In addition to the funding of the quarterly 2014 Bonus Pools described above, and subject to the terms of the Plan, including but not limited to Section 3(d) of the Plan, an annual Bonus Pool shall fund as follows:

In the event that the Company achieves Revenue in fiscal year 2014 (“2014 Revenue”) of at least $219.6 million (the “Annual Revenue Goal”), then the annual Bonus Pool shall fund in an amount equal to the difference between (1) the product of (a) the portion of the aggregate target Bonus Pool funded on achievement of the 2014 Performance Goals for Revenue (Positive) (i.e. 50%) for all quarterly 2014 Performance Periods (the “Revenue Bonus Pool”) multiplied by (b) a funding multiple equal to two times (2x) the percentage of the total dollar amount by which the 2014 Revenue exceeds the Annual Revenue Goal, less (2) the total amount of the quarterly Revenue 2014 Bonus Pools that have already funded.  The chart below illustrates examples of the funding multiple that will apply.

Performance Goal Achievement Revenue (Positive)	2014 Annual Bonus Pool Funding Multiple for Revenue*
102%	1.04x
104%	1.08x
106%	1.12x
108%	1.16x
110%	1.20x

* “x” equals the aggregate Revenue target bonus amount at achievement of 100% of the 2014 Performance Goals for Revenue for all quarterly 2014 Performance Periods.

Illustration

For example, if the Company achieves 105% of its Annual Revenue Goal (i.e., $230.58 million), and the Revenue 2014 Bonus Pools have funded as to a total of 103% of the total target Revenue Bonus Pools, then the annual Bonus Pool will fund as follows:

Target Revenue Bonus Pool for all quarterly 2014 Performance Periods x (1.10 – 1.03)

4.

Timing of Bonus Payments.  Quarterly bonuses earned under this 2014 Bonus Plan shall be paid in the quarter following the quarter in which earned.  The Q4 Bonus and Annual 2014 Bonus, if earned, shall be paid no later than March 15, 2015.